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                                                                  EXECUTION COPY

                 AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

            AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of February 10, 2006, among CAC WAREHOUSE FUNDING CORPORATION II, as borrower (the "Borrower"), CREDIT ACCEPTANCE CORPORATION, as Originator (the "Originator"), WACHOVIA CAPITAL MARKETS, LLC, as deal agent (the "Deal Agent") and collateral agent (the "Collateral Agent"), WACHOVIA BANK, NATIONAL ASSOCIATION, as liquidity agent for the VFCC Purchaser Group (the "Liquidity Agent") and as the sole Investor (the "Investor") and VARIABLE FUNDING CAPITAL COMPANY, LLC (f/k/a Variable Funding Capital Corporation), as a lender (and together with the Liquidity Agent, the "Lenders").

            Capitalized terms used and not defined in this Amendment shall have the meanings given such terms in the Loan and Security Agreement, dated as of September 30, 2003 (the "Loan Agreement"), among the Borrower, the Originator, the Investors, the Lenders, the Deal Agent, the Backup Servicer and the Collateral Agent.

                             PRELIMINARY STATEMENTS

            WHEREAS, each of the signatories hereto is party to the Loan Agreement; and WHEREAS, each of the signatories hereto wishes to amend the Loan Agreement as hereinafter provided;

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Loan Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, the signatories hereto agree as follows:

      Section 1. Amendment.

            (a) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Available Funds" in its entirety and replacing it with the following:

            "With respect to any Payment Date: (i) all amounts deposited in the Collection Account during the Collection Period (other than Dealer Collections and Repossession Expenses) that ended on the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and investment earnings thereon; (ii) all amounts deposited in the Collection Account from the Reserve Account in accordance with Section 2.7 hereof; (iii) all amounts paid by the Borrower pursuant to Section 4.5 hereof during or with respect to the prior Collection Period in respect of Ineligible Loans or Ineligible Contracts (other than payments in respect of Nonconforming Contracts); (iv)

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            amounts paid by the Borrower pursuant to Section 2.16 hereof; and
            (v) all amounts paid under any Dealer Agreement."

            (b) Section 1.1 of the Loan Agreement is hereby amended by adding the following definition of "Commitment Termination Date" immediately after the definition of "Breakage Costs":

            "With respect to each Purchaser Group, February 9, 2007, or with respect to each Purchaser Group, such later date to which the Commitment Termination Date may be extended in the sole discretion of such Purchaser Group in accordance with the terms of Section 2.1(b)."

            (c) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Credit Agreement" in its entirety and replacing it with the following:

            "The Fourth Amended and Restated Credit Agreement, dated as of February 7, 2006 among Credit Acceptance, Comerica Bank, as Administrative Agent and Collateral Agent and the banks signatory thereto; provided, however, to the extent the Credit Agreement is amended or terminated after February 10, 2006, references to the Credit Agreement shall refer to the Credit Agreement on February 10, 2006 unless otherwise consented to by the Deal Agent."

            (d) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Dealer Concentration Limit" in its entirety and replacing it with the following:

            "With respect to any Dealer, an amount equal to, in the case of Loans related to any Dealer, 4.0% of the aggregate Net Loan Balance, on the Funding Date."

            (e) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Defaulted Contract" in its entirety and replacing it with the following:

            "A Contract shall be deemed a Defaulted Contract no later than the earlier of (x) the day it becomes 90 days delinquent, based on the date the last payment thereon was received by the Servicer and (y) the day on which an auction check is posted to the relevant account."

            (f) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Forecasted Collections" in its entirety and replacing it with the following:

            "The expected amount of Collections to be received with respect to the Aggregate Outstanding Eligible Loan Balance each month as determined by Credit Acceptance in accordance with its forecasting model, which shall be submitted to the Deal Agent with each Funding Notice related to a proposed Advance when new Pools are pledged to the Collateral Agent."

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            (g) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Loan" in its entirety and replacing it with the following:

            "All amounts advanced by Credit Acceptance under a Dealer Agreement and payable from Collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges; provided, however, that the term "Loan" shall, for the purposes of this Agreement, include only those Loans identified from time to time on Schedule V hereto, as amended from time to time in accordance herewith."

            (h) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Loan Loss Reserve" in its entirety and replacing it with the following:

            "The loan loss reserve, calculated in accordance with Credit Acceptance's periodic analysis of the performance of each Dealer, maintained against the Loans of such Dealer."

            (i) Section 1.1 of the Loan Agreement is hereby amended by adding the following definition of "Nonconforming Contract Payment Amount" immediately after the definition of "Nonconforming Contract":

            "An amount equal to the sum of (i): (x) the product of the Outstanding Balance of such Contract as of the last day of the related Collection Period and a fraction, the numerator of which is Capital as of the Funding Date and the denominator of which is the Outstanding Balance of Eligible Contracts as of the Funding Date;
            (ii) accrued and unpaid Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts related to such Contract through the date of such deposit; (iii) any related Servicer Advances; and (iv) and all Hedge Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement."

            (j) Section 1.1 of the Loan Agreement is hereby amended by deleting paragraph (ii) of the definition of "Outstanding Balance" in its entirety and replacing it with the following:

            "with respect to any Loan on any date of determination, the aggregate amount advanced under such Loan plus revenue accrued with respect to such Loan in accordance with Credit Acceptance's accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission and the payment of monies to a Dealer under the related Dealer Agreement, less collections on the related Contracts applied through such date of determination in accordance with the related Dealer Agreement to the reduction of the balance of such Loan and write offs of such Loan."

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            (k) Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of "Overconcentration Contract" and "Recency Basis" in their entirety.

            (l) Section 1.1 of the Loan Agreement is hereby amended by deleting paragraph (i) of the definition of "Related Security" in its entirety and replacing it with the following:

            "the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including Credit Acceptance's rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;"

            (m) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Required Reserve Account Amount" in its entirety and replacing it with the following:

            "With respect to any date of determination, an amount equal to the product of (i) 1.0% and (ii) the Capital on such date (after the application of funds pursuant to Section 2.7 on the related Payment Date plus all amounts required to be maintained by the Borrower pursuant to Section 6.2(c)(ii) hereof); provided, however, the Required Reserve Account Amount shall at no time be less than the product of 0.5% and the Facility Limit and provided, further, that if the Capital is zero, the Required Reserve Account Amount shall be $100,000."

            (n) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Take-Out" in its entirety and replacing it with the following:

            "The release of certain Loans and the related contracts from the Lien of this Agreement and the reduction of the Capital by the lesser of (a) 85% of currently outstanding Capital or (b) $100,000,000."

            (o) Section 2.2(iii) and (iv) of the Loan Agreement are hereby amended by deleting Section 2.2(iii) and (iv) in their entirety and replacing them with the following:

            "(iii) In connection with such pledge, the Borrower agrees to deliver to the Collateral Agent on the Closing Date or any Funding Date on which new Pools are pledged to the Collateral Agent, as the case may be, one or more computer files containing true and complete lists of all Dealer Agreements, Pools and Loans securing the payment of the Notes and amounts due under the Transaction Documents and all of the Borrower's obligations under the Notes and the Transaction Documents as of the Closing Date or Funding Date, and all Contracts securing all such Loans, identified by account number, dealer number, and pool number and Outstanding Balance as of the Funding Date. Such file shall be marked as Schedule V hereto or as an addendum thereto, shall be delivered to the

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            Collateral Agent as confidential and proprietary, and such Schedule
            V and each addendum thereto are hereby incorporated into and made a part of this Agreement.

            (iv) In connection with such pledge, each of the Borrower, Credit Acceptance and the Servicer also agrees, within 180 days of the Closing Date or relevant Funding Date, as the case may be, to clearly mark 98% of the Contracts or Contract folders securing a Loan with the following legend: "THIS AGREEMENT HAS BEEN PLEDGED TO WACHOVIA CAPITAL MARKETS, LLC AS COLLATERAL AGENT FOR THE BENEFIT OF CERTAIN SECURED PARTIES". Such legend shall be in bold, in type face at least as large as 12 point and shall be entirely in capital letters."

            (p) Section 2.7(b) of the Loan Agreement is hereby amended by deleting Section 2.7(b) in its entirety and replacing it with the following:

            "One Business Day per calendar month, the date of which is to be chosen by the Borrower, the Collateral Agent shall, upon two Business Days' prior written request of the Borrower, withdraw from the Collection Account an amount not to exceed the amount on deposit therein on the date of such request . The Collateral Agent shall distribute such amount to the Deal Agent for the account of the Lenders, to be distributed by the Deal Agent to the Lenders, pro rata, as a payment in reduction of Capital. Notwithstanding anything in this Section 2.7(b) to the contrary, the Collateral Agent shall not be required to effect any such withdrawal or the Deal Agent make any such distribution until the Servicer has certified to the Collateral Agent and the Deal Agent in writing that it reasonably believes that at the end of the related Collection Period the sum of Available Funds and Excess Reserve Amount, after giving effect to such payment, will be greater than the amount needed to make the payments required pursuant to Section 2.7(a)(i) through (xii)."

            (q) Section 2.16(a) of the Loan Agreement is hereby amended by deleting the first paragraph of Section 2.16(a) in its entirety and replacing it with the following:

            "On any Business Day (the "Take-Out Date"), the Borrower shall have the right to effect a Take-Out and require the Collateral Agent to release its security interest and Lien on the related Contracts and Loans, subject to the following terms and conditions:"

            (r) Section 2.16(a)(iv) of the Loan Agreement is hereby amended by deleting Section 2.16(a)(iv) in its entirety and replacing it with the following:

            "On the Take-Out Date, the Collateral Agent shall have received, for the benefit of the Secured Parties and the Hedge Counterparties, as applicable, in immediately available funds, an amount equal to the sum of: (A) the aggregate

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            outstanding Capital being paid plus (B) an amount equal to the related unpaid Yield (including Yield not yet accrued) to the end of the Accrual Period plus (C) an aggregate amount equal to the sum of all other amounts due and owing to the Deal Agent, the Lenders, the Backup Servicer, the Successor Servicer, the Hedge Counterparties and the other Secured Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, Breakage Costs and Hedge Costs) plus (D) any outstanding Servicer Advances plus (E) all other Aggregate Unpaids. No such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part as a result of any such reduction in the Capital and Borrower has paid all Hedge Costs due to the relevant Hedge Counterparty for any such termination;"

            (s) Section 2.16(a) of the Loan Agreement is hereby amended by adding the following paragraph (vi) immediately after Section 2.16(a)(v):

            "The Borrower shall certify in writing to the Collateral Agent and the Deal Agent that no adverse selection was employed in the selection of the Loans and Contracts to be released."

            (t) Section 4.1(bb) of the Loan Agreement is hereby amended by deleting Section 4.1(bb) in its entirety and replacing it with the following:

            "Amount of Loans and Contracts; Computer File. When new Pools are pledged to the Collateral Agent, the related Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts to be pledged to the Collateral Agent on the related Funding Date; (B) the Aggregate Outstanding Eligible Loan Balance; and (C) the Aggregate Outstanding Eligible Loan Net Balance; each as of the applicable Cut-off Date and as reported in the Loan Servicing System or as a product of the Loan Loss Reserve analysis. The computer file or microfiche list delivered pursuant to Section 2.2(a)(iii) hereof is complete and accurately reflects the information regarding the Loans, Dealer Agreements and Contracts in all material respects."

            (u) Section 4.5(c) through (f) of the Loan Agreement are hereby amended by deleting Section 4.5(c) through (f) in their entirety and replacing them with the following:

            "(c) [Reserved.]

            (d) Remedy for Breach. The parties hereto agree that the sole remedy for the breach by the Borrower of the representations and warranties set forth in Section 4.2 hereof with respect to the eligibility of a Loan or Contract shall be set forth in this Section 4.5 and Section 6.2(c)(ii).

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            (e) Application. Amounts paid in accordance with Section 4.5(a) and
            (b) shall be distributed on the next succeeding Payment Date in accordance with Section 2.7.

            (f) Notwithstanding anything herein to the contrary, during the Revolving Period, payments required under Section 4.5(a) and (b) shall not be required if the Capital is equal to or less than the Borrowing Base."

            (v) Section 6.2(c)(ii) of the Loan Agreement is hereby amended by deleting Section 6.2(c)(ii) in its entirety and replacing it with the following:

            "The Custodian shall within 180 days after the Closing Date or Funding Date, as applicable, review 100% of the Contract Files to verify the presence of the original retail installment contract and security agreement and/or installment loans with respect to each Contract, provided, however, that the Certificate of Title or other evidence of lien with respect to a Contract need not be verified. If the number of Contracts for which any of the foregoing documents have not been delivered to the Custodian within 180 days of the Closing Date or relevant Funding Date, as the case may be, or corrected (each such Contract, a "Nonconforming Contract"), exceeds 2% of the aggregate Contract Files required to be reviewed pursuant to this Section 6.2(c)(ii), the Borrower shall make a deposit to the Reserve Account only with respect to the excess number of Nonconforming Contracts, in an amount equal to the related Nonconforming Contract Payment Amount. Once per month, the amount on deposit in the Reserve Account in respect of Nonconforming Contracts shall be adjusted to account for increases or decreases in the excess number of Nonconforming Contracts. The Borrower shall, in the case of an increase, promptly deposit to the Reserve Account the amount of any such increase. In the case of a decrease, the amount of any such decrease shall be deemed to be part of the Excess Reserve Amount. During the Revolving Period, payments required under this Section 6.2(c)(ii) shall not be required if the Capital is equal to or less than the Borrowing Base by the amount of the payment that would otherwise be required to be made by this clause."

            (w) Section 6.11(a) of the Loan Agreement is hereby amended by deleting Section 6.11(a) in its entirety and replacing it with the following:

            "any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement or any other Transaction Document, other than any such failure resulting from an administrative or technical error of the Servicer in the amount so paid, transferred or deposited; provided that within one (1) Business Day after the Servicer becomes aware that, as a result of an administrative or technical error of the Servicer, any amount previously paid, transferred

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            or deposited by the Servicer was less than the amount required to be paid, transferred or deposited by the Servicer, the Servicer pays, transfers or deposits the amount of such shortfall;"

            (x) Section 10.1(u) of the Loan Agreement is hereby amended by deleting Section 10.1(u) in its entirety and replacing it with the following:

            "a Take-Out has not occurred within 90 days of February 10, 2006, or within 360 days of the most recent Take-Out occurring after February 10, 2006."

      Section 2. Conditions to Effectiveness. This Amendment shall become effective on and as of the date hereof, upon the receipt by the Deal Agent of an executed counterpart of this Amendment from each party hereto.

      Section 3. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      Section 4. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

      Section 5. Agreement to Remain in Full Force and Effect. Except as amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. All references in the Loan Agreement to "herein," or words of like import, and all references to the Loan Agreement in any agreement or document shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

      Section 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

      Section 8. Representations and Warranties. The Borrower hereby certifies that (i) the representations and warranties made by it in Section 4.1 of the Loan Agreement are true and correct as of the date hereof, as though made on and as of the date hereof and (ii) as of the date hereof, there is no Termination Event or Servicer Termination Event or event which, with the passage of time of the giving of notice, could result in a Termination Event or a Servicer Termination Event.

      Section 9. Waiver of Notice. Each of the parties hereto hereby waives any notice in connection with the execution and delivery of this Amendment.

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                            [Signature page follows]

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

                                       CAC WAREHOUSE FUNDING CORPORATION II,
                                       as Borrower

                                       By: /s/ Douglas W. Busk
                                          -------------------
                                          Name: Douglas W. Busk
                                          Title: Treasurer

                                       CREDIT ACCEPTANCE CORPORATION, as
                                       Originator

                                       By: /s/ Douglas W. Busk
                                          ---------------------
                                          Name: Douglas W. Busk
                                          Title: Treasurer

                                       WACHOVIA CAPITAL MARKETS, LLC, as Deal
                                       Agent and Collateral Agent

                                       By: /s/ Chad Kobos
                                          ----------------
                                          Name: Chad Kobos
                                          Title: Director

                                       WACHOVIA BANK, NATIONAL ASSOCIATION, as
                                       Liquidity Agent and the Sole Investor

                                       By: /s/ Justin Zacocs
                                          -------------------
                                          Name: Justin Zacocs
                                          Title: Vice President

                                       VARIABLE FUNDING CAPITAL COMPANY, LLC,
                                       as a Lender

                                       By: Wachovia Capital Markets, LLC, as
                                       attorney-in-fact
                                       By: /s/ Douglas R. Wilson, Sr.
                                          ---------------------------
                                          Name: Douglas R. Wilson, Sr.
                                          Title: Vice President